Exhibit 5.01
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
LAWYERS
OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 _________	September 27, 2010	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 _________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, NC 27601

Ladies and Gentlemen:

We have acted as counsel for Capital Bank Corporation, a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2010, as amended (File No. 333-168408) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 34,500,000 shares  (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), to be sold in an underwritten public offering.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined (i) the Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the Registration Statement; (iv) the form of underwriting agreement to be entered by and between the Company and FIG Partners, LLC (the “Underwriting Agreement”); and (v) originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, records and proceedings, minutes, consents, actions and resolutions of the board of directors of the Company and matters of law as we have deemed necessary for the purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon a certificate of an officer of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon the foregoing and the additional qualifications set forth below, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefor in accordance with the terms of the Underwriting Agreement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, the Shares will be validly issued, fully paid and non-assessable.

Capital Bank Corporation
September 27, 2010

This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.

This opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.  We have assumed that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.